Exhibit (p)(2)

DriveAdvisory, LLC

Code of Ethics

Introduction and Things You Should Know

This is the Code of Ethics (the "Code" or "Code of Ethics") of DriveAdvisory, LLC (the "Company"). The Code includes the following sections:

•	Definitions
•	Fiduciary Duty Standards
•	Code of Ethics Compliance and Administration
•	Guidelines for Professional Standards
•	Personal Trading Policies
•	Sanctions and Reporting Violations

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	the standard of conduct the adviser requires of its supervised persons, which reflects the fiduciary of the adviser and its supervised persons;
•	compliance with all applicable Federal Securities Laws;
•	reporting and review of personal Securities transactions and holdings;
•	reporting of violations of the code; and
•	delivery of the code to all Associated Persons and requiring acknowledgment of receipt thereof.

Rule 17j-1 under the Investment Company Act of 1940 also requires certain persons to be subject to a code of ethics. Rule 17j-1 makes it unlawful for any affiliated person of a RIC, including Associated Persons, or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the RIC. Specifically, Rule 17j-1 prohibits such affiliated persons from: (1) employing any device, scheme or artifice to defraud the RIC; (2) making any untrue statement of a material fact to the RIC or omitting to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or (4) engaging in any manipulative practice with respect to the RIC.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not speculate.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code of Ethics. Defined terms from the Company's Compliance Manual are incorporated by reference into this Code of Ethics:

Access Person - An "Access Person" is a Supervised Person who (i) has access to nonpublic information regarding any client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund, (ii) is involved in making securities recommendations to clients, or (iii) has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons. At the discretion of the CCO, the Company may require other persons who, depending on the facts and circumstances, act as an agent for, or provide services to, the Company to be treated as Access Persons for some or all of the policies and procedures set forth herein (either as stated herein or in modified form), as determined appropriate by the CCO. Specific arrangements with such persons will vary depending on their relationship to the Company and other facts and circumstances.

Advisers Act – The Investment Advisers Act of 1940.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as "Associated Persons." At the discretion of the CCO, the Company may require other persons who, depending on the facts and circumstances, act as an agent for, or provide services to, the Company to be treated as Associated Persons for some or all of the policies and procedures set forth herein (either as stated herein or in modified form), as determined appropriate by the CCO. Specific arrangements with such persons will vary depending on their relationship to the Company and other facts and circumstances.

Automatic Investment Plan - Purchases and sales of securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan. This includes regular savings plans, pension schemes, the automatic reinvestment of dividends, income or interest received from a security in such plans or any other type of account.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by Members of the Family/Household (as defined below) of an Access Person.

Chief Compliance Officer ("CCO") - Means Mark Bulger, or another person that has been designated to perform the functions of CCO. For purposes of reviewing the CCO's own transactions and reports under this Code, the functions of the CCO are performed by the CEO, and shall be clearly denoted in the Company's compliance records.

Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership of Securities.

Federal Securities Laws - Means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Nonpublic Information ("MNPI") – is information that is both material and nonpublic. See below for definitions of "Material Information" and "Nonpublic Information." Also, refer to the "Insider Trading Policy" in the Compliance Manual for additional details.

Material Information - "Material Information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of Material Information include, but are not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company's securities, the securities of another company, or the securities of several companies. The prohibition against misusing MNPI applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company's business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information - Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of MNPI must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving MNPI.

Members of the Family/Household - "Members of the Family/Household" include:

•	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•	Children under the age of 18;
•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•	Any of the people who share the Access Person's household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Reportable Securities - "Non-Reportable Securities" include:

•	direct obligations of the Government of the United States;
•	bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by open-end investment companies, other than Reportable Funds; and
•	shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Private Placement – Also known as a "Limited Offering." An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Fund - Any fund for which the Company serves as an investment adviser, as defined in Section 2(a)(20) of the Investment Company Act of 1940, any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

Restricted List - a list of Securities that Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Securities that must be placed on the Restricted List include all securities about which the Company or Access Persons possess MNPI, or securities from which the Company or its access persons are contractually or otherwise restricted from transacting. See applicable section in this Code for further details.

RIC – investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

Security or Securities - Means anything that is considered a "security" under Section 202(a)(18) of the Advisers Act. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the CCO.

Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the CCO. For purposes of the Code, such 'outside individuals' will generally only be included in the definition of a Supervised Person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered Supervised Persons.

Fiduciary Duty Standards

This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company's interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's clients.

All Associated Persons must act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Associated Persons.

We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients' best interests. Neither the Company, nor any Associated Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

•	At all times, all Associated Persons must comply with applicable Federal Securities Laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•	All Associated Persons are required to report any violation of the Code by any person to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence to the extent practicable. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•	Associated Persons must place the interests of clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•	Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Associated Persons on one hand and clients on the other hand will be fully disclosed in the Company's Form ADV and as otherwise required and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO's attention.
•	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or Securities.
•	No Associated Person may serve on the board of directors of any publicly traded company and conduct any other outside business activities without prior written permission from the CCO.
•	Associated Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.
•	Associated Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company's services, and engaging in other professional activities.
•	Associated Persons must conduct all personal securities transactions in full compliance with this Code, including the Restricted List. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

•	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•	Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of MNPI.
•	No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•	Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•	When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•	Associated Persons must treat recommendations and actions of the Company, and material information of other companies, as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•	No Associated Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•	No Associated Person shall provide loans or receive loans from clients without the prior written authorization from the CCO.

Code of Ethics Compliance and Administration

The CCO administers the Code of Ethics and shall certify compliance with any RIC's Code of Ethics to the RIC's CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.

There are three Reporting Forms that an Access Person must complete under this Code. Additional information about and copies of these Reporting Forms are included below. You can also obtain copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company (including the RIC's CCO), and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Associated Persons are generally expected to discuss any perceived risks or concerns about the Company's business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with his/her supervisor, or if s/he believes that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO's attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

The Company will distribute the Company's Code of Ethics to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with the Company's Code of Ethics by completing the Agreement to Abide by Code of Ethics upon commencement of employment or engagement with the Company. The Company will require all Associated Persons to annually reaffirm this agreement. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will describe its Code of Ethics in Part 2A of its Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Company's Code of Ethics should be directed to the CCO.

On a periodic basis, but not less than annually, the Company's CCO shall prepare a written report to each RIC client's CCO and its Board of Trustees setting forth the following:

•	A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.

•	A certification on behalf of the Company that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code and a summary of existing procedures concerning personal investing (including a summary of any changes in procedures made during the past year).

The CCO will maintain a copy of this Code of Ethics in the Company's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company's advisory business.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by the Company's Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one's ability to fulfill daily job responsibilities or to otherwise violate anti- manipulative or insider trading regulations.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not (i) exercise any investment discretion or decision-making, (ii) receive notice of transactions prior to execution, or (iii) otherwise have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. With respect to each account excluded on this basis, the Access Person will be required to certify periodically that they meet each of these three conditions and may also be required to provide the CCO with additional information regarding the account that the CCO requests.

Accounts Covered by the Code

The Company's Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership, which typically includes securities held by Members of Family/Household.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all "Reportable Securities," which include any Security, except the following, which are Non- Reportable Securities:

•	Direct obligations of the Government of the United States;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate; and
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company's Code of Ethics.

The term "digital asset" refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, "virtual currencies," "coins," and "tokens." Recent statements from the Chair of the Securities and Exchange Commission indicate that he views all digital assets, other than Bitcoin, to be "securities." If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements

The Company requires periodic reporting of Access Persons' holdings of Reportable Securities to the CCO. Access Persons must promptly report to the Company the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report Reportable Securities holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the reporting forms are included at the end of the Code or can be obtained from the CCO. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1.	Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Personal Securities Holdings Report with the CCO.

Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person's direct or indirect benefit; and
3.	The date the Access Person submits the report.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3.	Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.

The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.

Alternatively, Access Persons may submit this information on the Quarterly Report of Personal Securities Transactions form provided by the Company.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Report of Personal Securities Transactions form. Signed and dated Quarterly Report of Personal Securities Transactions form and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Any Transaction Reports reflecting holdings of the CCO requiring review under Rule 204A-1 will be reviewed by the CEO, or his or her designee.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or
•	Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control (as defined in the next paragraph), such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee's management.

Any investment plans or accounts for which an Access Person claims an exception based on "no direct or indirect influence or control" must be brought to the attention of the CCO who will, on a case-by- case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

"No direct or indirect influence or control" with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person's relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on "no direct or indirect influence or control" submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics.

Evidence of the reviews shall be maintained in the Company's files.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Company's Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons' personal trading activities. Accordingly, the CCO, or its designee, monitors Access Persons' trading to detect potential issues including but not limited to:

•	Trading in securities appearing on the Restricted List;
•	Frequent short-term trades;
•	Front-Running and other trading in conflict with client interests; and
•	Trading that appears to be based on MNPI.

The CCO will review reports submitted pursuant to the Code of Ethics for potential behavior issues, violations or practices inconsistent with the spirit of the Code of Ethics. The CCO's trades are reviewed by the CEO. Upon review, the CCO/CEO will initial and date each report received, and document a written description of any issues noted. Personal trading that appears problematic may result in further inquiry by the CCO/CEO.

The CCO shall maintain all records in accordance with Rule 17j-1 under the 1940 Act and Rules 204A- 1 and 204-2 under the Advisers Act.

Prohibited and Restricted Transactions

•	Access Persons must obtain written approval of the CCO prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering ("IPO") or in a limited offering (For the CCO's personal trades, the CCO must first obtain written approval from the CEO.)
•	Any Access Person wishing to purchase or sell a security obtained through a private placement must first obtain written approval by the CCO. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•	Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.
•	No Access Person may trade any Security on the Restricted List without first obtaining preclearance from the CCO or a designee.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-Clearance

Access Persons are prohibited from engaging in any transaction in a Reportable Security in any account in which the Access Person has any Beneficial Ownership, unless the Access Person obtains the CCO's written pre-clearance approval for that transaction in advance of the transaction. (For the CCO' s personal trades, the CCO must first obtain written pre-clearance from the CEO.)

If pre-clearance is obtained, the approval is valid for the day on which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The CCO may deny or revoke pre-clearance for any reason.

The Company or its Employees may receive information that may be deemed to be MNPI. Consequently, the Company may choose to restrict personal trading and trading on behalf of clients in a security of a company or issuer by placing the company or issuer on a Restricted List. Refer to the Company's Insider Trading Policy in the Compliance Manual for further information and requirements.

As noted above, transactions in private placements and IPOs are always prohibited, unless pre- clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Securities Trading Request Form. (A copy of the Personal Securities Trading Request Form is included in this Code, or a copy can be obtained from the CCO.) The Personal Securities Trading Request Form is then submitted to the CCO for approval. approval. If the CCO makes a request to transact in a private placement or IPO, then the Personal Securities Trading Request Form must be submitted to the CEO for pre-clearance approval.

If pre-clearance is obtained, the Access Person shall act promptly taking the necessary steps to effectuate the IPO or private placement investment. The CCO may revoke a pre-clearance any time up until the Access Person has made a firm commitment to invest.

Restricted List

The Company has adopted a Restricted List which includes companies and issuers in whose securities Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Associated Persons may use the Personal Securities Trading Request Form for this purpose.

When a trading request is submitted, the CCO will check the trade request against the Restricted List maintained by the Company. The trade request then is either approved or rejected depending on how the request compares with the restricted lists.

Issuers are placed on the Restricted List due to one or more of the following reasons:

•	The issuer is a client, or an affiliate of a client of the Company;
•	One or more of the Company's clients holds concentrated positions in securities of the issuer;
•	The Company or one or more of its Associated Persons has MNPI about the issuer;
•	The CCO believes that trading in a specific company or issuer may present a conflict of interest to the Company or its clients.

Timing of Personal Transactions

When the Company is purchasing or selling, or considering for purchase or sale a Reportable Security on behalf of a client account, no Access Person with knowledge of such Company's purchase or sale may effect a transaction in the Reportable Security prior to the client purchase or sale having been executed, or until the Company's decision has been made not to pursue the transaction. Access Persons are permitted to purchase or sell Reportable Securities as part of the Company's aggregated orders. Other exceptions include trades as a result of an automatic investment plan, dividend reinvestments plans, and approved third party managed accounts.

Blackout Period

The blackout period described below (the "Blackout Period") applies to all Access Persons and their Reportable Accounts. It is designed to prevent front running, coat tailing and various other activities that create potential conflicts with client interests.

No Access Person may purchase or sell a Reportable Security for an account in which the Access Person has Beneficial Ownership within 7 calendar days immediately before or after a day on which any client account purchases or sells that Reportable Security (or of the same issuer, such as an option or a related convertible or exchangeable security). This includes transactions on the other side of the market (e.g., client account sells ABC and Access Person purchases ABC).

Accounts beneficially owned by Access Persons which are managed by the Company and traded at the same time, terms and execution prices with client accounts as part of an aggregated order may participate in the aggregated order without violating the Blackout Period. Other exceptions include trades as a result of an automatic investment plan, dividend reinvestments plans, and approved third party managed accounts.

Blackout Period violations are subject to disciplinary measures including the cancelling of the trade or other measures the Company may determine. The Company recognizes that certain situations may occur entirely in good faith and may choose not to take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of clients.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the CEO of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Associated Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Associated Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Nothing herein shall prohibit or impede in any way an Associated Person, or former Associated Person, from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person, or former Associated Person, for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

Agreement to Abide by Code of Ethics

This agreement is entered into by and between DriveAdvisory, LLC (the "Company") and the Associated Person whose name and signature is represented below.

By signing this agreement, I, ______________________________, acknowledge that:

____ I have received a copy of the Company's Code of Ethics;

____ I have read and understand the information contained in the Code of Ethics; and

____ I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Reportable Securities and to send to the Company's designated CCO duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any regulatory organization.

Signature:

Date:

Associated Persons Report

DriveAdvisory, LLC

As of_________, 20 ______

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
Yes
Yes
Yes
Yes
Yes
Yes

Personal Securities Trading Request Form

DriveAdvisory, LLC

Name:

Details of Proposed Transaction:

Circle One	Purchase/Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Unit
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request _____________________________

You ______may / _____may not execute the proposed transaction described above.

Authorized Signature:

Date of Response:

Initial Personal Securities Holdings Report

(page 1 of 2)

To: CCO, DriveAdvisory, LLC

From: _________________________________

(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re:	Initial Personal Securities Holdings Report:

As of ___________, 20 ____, I hold the following Reportable Securities:

Type of
Date of	Security	Transaction	Type of	Ticker/C	# of	Principal		Name of Broker-
Transaction	Title*	(Purchase/Sale /Other)	Security	USIP	Shares	Amount	Price	Dealer

* Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

________The following broker-dealer, bank, or other custodian holds accounts invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

_____As of _______________, 20 _____, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated CCO, if any such account is opened, so long as I am an Access Person with DriveAdvisory, LLC.

Signed:	Date:

Report reviewed by:	Date:

Quarterly Report of Personal Securities Transactions

(page 1 of 2)

To: CCO, DriveAdvisory, LLC

From: __________________________________

(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending _______________, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Type of
Date of	Security	Transaction	Type of	Ticker/C	# of	Principal		Name of Broker-
Transaction	Title*	(Purchase/Sale /Other)	Security	USIP	Shares	Amount	Price	Dealer

* Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

______During the above period, I have not purchased or sold any Reportable Securities in which I have direct or indirect Beneficial Ownership.

______During the above period, I have disclosed to the Company all new accounts in which I have direct or indirect Beneficial Ownership.

______I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify DriveAdvisory, LLC, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of DriveAdvisory, LLC.

Signed:	Date:

Report reviewed by:	Date:

Annual Certification of Compliance

With The Personal Securities Transactions Disclosure Requirements

And Code Of Ethics For DriveAdvisory, LLC

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for DriveAdvisory, LLC, I certify that during the year ending December 31,_________:

____ I have reported all Reportable Securities holdings in which I have Beneficial Ownership.

____ I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the CCO.

____ I have reported all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the CCO.

____ I have complied with the Code of Ethics in all other respects.

Print Name:

Signature:

Dated:

Annual Personal Securities Holdings Report

(page 1 of 2)

To: CCO, DriveAdvisory, LLC

From: ____________________________________

(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Annual Personal Securities Holdings Report:

As of,____________, 20_____, I hold the following Reportable Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

* Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_____The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

_________As of _______________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated CCO, if any such account is opened, so long as I am an Associated Person with DriveAdvisory, LLC.

Signed:	Date:

Report reviewed by:	Date: